EXHIBIT 10.63                                        June 16, 1998



Mr. Larry Strain
c/o Andre-Boudin Bakeries Inc.
132 Hawthorne Street
San Francisco, Ca 94107

Dear Larry:

   We are pleased to inform you that you are eligible to participate in a new deferred bonus plan (the "Deferred Bonus Plan") that has been adopted by Andre-Boudin Bakeries, Inc. (the "Company"). Under the Deferred Bonus Plan, you will receive bonus payments in consideration for your continued employment by the Company, Specialty Foods Corporation ("SFC") or any affiliate or subsidary of the Company or SFC (collectively, the "SFC Companies"). The terms and conditions of this bonus are set forth below:

   1. Annual Bonus. The Board of Directors of the Company has determined to award you a bonus of $20,475 for 1997 (the "1997 Bonus"). This award is equal to 50% of your 1997 target bonus. In addition, to the extent that you continue to be employed by the Company on March 31, 1999, the Company will pay you a bonus equal to $49,000 as additional compensation for your performance in 1998 (the "1998 Bonus"). Moreover, if the EBITDA for the Company exceeds $2,000,000 for fiscal year 1998, and provided that you continue to be employed by the Company, the Company will pay you an additional $49,000 (the "Special Bonus") in accordance with the terms and conditions of the Annual Bonus Plan. In addition, you will be eligible to receive a bonus, at the discretion of the Board of Directors of the Company, for fiscal year 1999.

   2.  Deferred Bonus Payment.  Subject to the provisions of
       Section 3, you are eligible to receive a one-time bonus (the "Deferred Bonus") on March 31, 2000 in an amount equal to the sum of (a) the 1997 Bonus; (b) 1998 Bonus; (c) the Special Bonus; and (d) any bonus awarded for 1999, other than any payments under the Andre-Boudin Bakeries, Inc. Supplemental Long-Term Incentive Plan.

   3. Conditions. The payment of all or any part of the Deferred Bonus potentially payable to you hereunder is expressly conditioned upon your continuing to be employed by the Company through March 31, 2000, unless your continued employment with the Company terminates prior to such date as a result of a change of control.

   4. Continued Employment. This Agreement is not a contract of employment. Nothing expressed or implied in this Agreement shall create any right or duty of your continued employment by the Company or its successor.

   5.  Unfunded Plan.  The Company's obligations under this
       Agreement shall be unfunded. Neither the Company, SFC or any of their subsidiaries shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under this Agreement.

   6. Successors Bound. The rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon the successors of the Company.

   7. Assignment. You shall not assign any rights or benefits granted to you by the terms of this Agreement or encumber in any way your interests herein; provided, however, that in the event of your death, any payments then due and owing will be made when due to the legal representative of your estate.

   8. Notices and Other Documents. All payments, requests, notices and the like may be made to you by mailing the same to you as the address set forth below or as such other address as you may file in writing with the Company for that purpose. Notices, requests, and the like sent by you to the Company shall be sufficient if mailed to Specialty Foods Corporation, 520 Lake Cook Road, Suite 550, Deerfield, Illinois 60015, Attention: Vice President, Human Resources, or to such other address as the Company may furnish to you for this purpose from time to time.

   9. Employment Taxes. All payments made under this Agreement shall be subject to withholding tax, other employment taxes and other withholds and deductions as required by applicable law or regulation, as in effect from time to time.

   10. Effect on Agreement. This Agreement shall have a term expiring on March 31, 2000, at which time it shall expire and be of no further force or effect, except to the extent that rights of payment have accrued to you hereunder prior to such date.

   11. Governing Law/Jurisdiction. The substantive law (and not the law of conflicts) of the State of Illinois will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. The parties hereby waive their rights to request or demand as trial by jury in the event controversy arises under this Agreement.

  If the foregoing correctly sets forth your understanding of the Agreement between us, please sign both copies of this Agreement in the place indicated below and return one copy to us.

                                 Very truly yours,
                                 ANDRE-BOUDIN BAKERIES, INC.

                                 By: ______________________
                                 Name:  John R. Reisenberg
                                 Title:    Vice President


Agreed to this ___ day of
_______________, 1998


_______________________
Name:  Larry Strain
Address:  _______________

                                 EXHIBIT A


                            Deferred Bonus Plan
                               Larry Strain



            Year Earned                             Bonus Paid
            -----------                             ----------

               1997                                   $20,475

               1998                                   $49,000

          1998 Special Bonus                            TBD

               1999                                     TBD

               TOTAL                                    TBD